EXHIBIT 99.1

The Joint Corp. Reports First Quarter 2016 Financial Results

Added 7 Company-Owned or Managed and 12 Franchised Clinics in First Quarter

SCOTTSDALE, Ariz., May 12, 2016 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator, manager and franchisor of chiropractic clinics, today reported results for the quarter ended March 31, 2016.

Financial Highlights

  Revenue increased 70% in the first quarter of 2016 to $4.3 million, up from $2.5 million in the same quarter last year.
  System wide Comp Sales1 in the first quarter of 2016 were 32% over the comparable period in the previous year.
  331 total clinics in operation as of March 31, 2016, an increase of 19 clinics during the first quarter, and an increase of 78 clinics from March 31, 2015.
  Company-owned or managed clinics increased by 7 during the first quarter of 2016, to 54 as of March 31, 2016. All 7 were newly-developed (greenfield) clinics.

“Our first quarter results showed a strong start to the year and a continuation of our growth and operating strategy,” said John B. Richards, chief executive officer of The Joint Corp. “We expanded in the Chicago, Los Angeles and Orange County, California markets by adding newly-developed clinics as well as franchised clinics during the quarter. Operational influence on sales performance across the portfolio of acquired company-owned or managed clinics has been strong, evidenced by revenues from clinics acquired and owned or managed for at least nine months increasing by 28% on average in the first nine months under our management. In addition, the performance of clinics that we have operated for greater than 48 months continued their strong comp clinic revenue growth, growing by 17% in the first quarter of 2016 over the prior year period.”

Richards added, “I am also pleased to announce the addition of Peter Holt as chief operating officer. Peter brings a wealth of operational and development experience to us at a critical time in the company’s growth. His appointment underscores our continued commitment toward overall operational excellence and service to our important franchise system as we move toward profitability and continue the expansion of our exciting concept.”

First Quarter 2016 Financial Results

Revenue for the first quarter of 2016 increased 70% to $4.3 million from $2.5 million in the first quarter of the prior year due primarily to the addition and growth of 42 company-owned or managed clinics and the addition of 36 franchised clinics since March 31, 2015.

Cost of revenue in the first quarter of 2016 increased 36% compared to the first quarter of 2015, due primarily to an increase in regional developer royalties driven by the continued growth in sales and openings of franchised clinics.

Selling and marketing expense decreased to $0.7 million in the first quarter of 2016, compared to $1.0 million in the same period last year, due to the timing of the Company’s national marketing fund expenditures.

General and administrative expense increased to $5.7 million in the first quarter of 2016, compared to $2.8 million in the first quarter of 2015, due to payroll and occupancy expenses at the Company’s 54 owned or managed clinics, and to increases in the number of employees to support the company’s growth initiatives and public company operations.

Depreciation and amortization expense increased for the first quarter of 2016, compared to the same period last year, due to the addition of property and equipment and intangible assets relating to acquisitions of franchises and regional developer rights, as well as the growth in the number of greenfield clinics.

Operating loss in the first quarter of 2016 was ($3.5) million, compared to an operating loss of ($1.9) million in the first quarter of 2015. Net loss in the first quarter of 2016 was ($3.5) million, or ($0.28) per share, compared to a net loss of ($1.9) million or ($0.20) per share in the same period last year.

Adjusted EBITDA in the first quarter of 2016 was ($2.7) million, compared to ($1.5) million in the same quarter the prior year.

As of March 31, 2016, cash and cash equivalents were $10.4 million, compared to $16.8 million at December 31, 2015.

2016 Financial Guidance

For full year 2016, The Joint Corp. is reiterating guidance for total revenues and net new clinic openings and adjusting guidance for Adjusted EBITDA as set forth below:

  Total revenues will remain in the range of $19 million to $21 million
  Net new clinic openings will remain in the range of 68 to 72
  Adjusted EBITDA loss in the range of ($8.9) million to ($8.2) million, compared to the previously expected range of ($6.6) million to ($6.4) million

Conference Call

The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday, May 12, 2016, to discuss the first quarter 2016 results. The conference call will be accessible by dialing 844-464-3931 (U.S.) or 765-507-2604 (international), and referencing 93144858. A live webcast of the conference call will also be available on the investor relations section of the company’s website at www.thejoint.com.  An audio replay will be available two hours after the conclusion of the call through May 19, 2016. The replay can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 93144858.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the tables below. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, and stock-based compensation expense. The company defines EBITDA as net income (loss) before net interest, taxes, depreciation and amortization expense.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements.  Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us.  These statements are not statements of historical fact.  Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements.  Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC. Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.  We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.  Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ:JYNT)

The Joint is reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Our no-appointment policy and convenient hours and locations make care more accessible, and our affordable membership plans and packages eliminate the need for insurance. With 330+ clinics nationwide and more than 3 million patient visits annually, The Joint is an emerging growth company and key leader in the chiropractic profession. For more information, visit www.thejoint.com, follow us on Twitter @thejointchiro and find us on Facebook, You Tube and LinkedIn.

Business Structure

The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In California, Colorado, Florida, Illinois, Minnesota, New Jersey, New York, North Carolina, Oregon and Tennessee, The Joint and its franchisees provide management services to affiliated professional chiropractic practices.

1 Comp Sales refers to the amount of sales a clinic generates in the most recent accounting period, relative to the amount of sales it generated in a similar period in the past, and (i) includes sales only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed.

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$10,367,496	$16,792,850
Restricted cash	457,267	385,282
Accounts receivable, net	1,645,429	743,239
Income taxes receivable	38,960	70,981
Note receivable - current portion	48,763	60,908
Deferred franchise costs - current portion	630,900	605,850
Prepaid expenses and other current assets	445,030	366,033
Total current assets	13,633,845	19,025,143
Property and equipment, net	7,968,588	7,138,746
Note receivable, net of current portion and reserve	10,710	15,823
Deferred franchise costs, net of current portion	1,342,148	1,534,700
Intangible assets, net	2,607,342	2,542,269
Goodwill	2,466,937	2,466,937
Deposits and other assets	642,049	638,710
Total assets	$28,671,619	$33,362,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,564,406	$1,996,971
Accrued expenses	288,424	375,529
Co-op funds liability	104,532	201,078
Payroll liabilities	663,442	1,493,375
Notes payable - current portion	461,350	451,850
Deferred rent - current portion	279,251	334,560
Deferred revenue - current portion	2,714,134	2,579,423
Other current liabilities	96,290	54,596
Total current liabilities	6,171,829	7,487,382
Notes payable, net of current portion	-	130,000
Deferred rent, net of current portion	1,140,780	457,290
Deferred revenue, net of current portion	3,799,867	4,369,702
Other liabilities	206,744	238,648
Total liabilities	11,319,220	12,683,022
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000
shares authorized, 0 issued and outstanding, as of March 31, 2016,
and December 31, 2015	-	-
Common stock, $0.001 par value; 20,000,000 shares
authorized, 13,118,336 shares issued and 12,584,336 shares outstanding as of March 31, 2016 and 13,070,180 shares issued and 12,536,180
outstanding as of December 31, 2015	13,118	13,070
Additional paid-in capital	35,465,555	35,267,376
Treasury stock (534,000 shares as of March 31, 2016 and
December 31, 2015, at cost)	(791,638)	(791,638)
Accumulated deficit	(17,334,636)	(13,809,502)
Total stockholders' equity	17,352,399	20,679,306
Total liabilities and stockholders' equity	$28,671,619	$33,362,328

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2016	2015
	(unaudited)
Revenues:
Royalty fees	$1,368,831	$1,015,513
Franchise fees	514,800	348,000
Revenues and management fees from company clinics	1,658,553	387,453
Advertising fund revenue	265,721	285,516
IT related income and software fees	221,134	203,975
Regional developer fees	147,537	217,500
Other revenues	88,460	49,941
Total revenues	4,265,036	2,507,898
Cost of revenues:
Franchise cost of revenues	694,735	507,566
IT cost of revenues	45,228	37,695
Total cost of revenues	739,963	545,261
Selling and marketing expenses	738,683	967,024
Depreciation and amortization	575,544	122,596
General and administrative expenses	5,696,507	2,788,240
Total selling, general and administrative expenses	7,010,734	3,877,860
Loss from operations	(3,485,661)	(1,915,223)

Other income, net	4,924	11,500

Loss before income tax expense	(3,480,737)	(1,903,723)

Income tax expense	(44,397)	-

Net loss and comprehensive loss	$(3,525,134)	$(1,903,723)

Loss per share:
Basic and diluted loss per share	$(0.28)	$(0.20)

Basic and diluted weighted average shares	12,567,901	9,662,502

Non-GAAP Financial Data:
Net loss	(3,525,134)	(1,903,723)
Interest expense	4,451	528
Depreciation and amortization expense	575,544	122,596
Tax expense (benefit) penalties and interest	44,397	-
EBITDA	$(2,900,742)	$(1,780,599)
Stock compensation	197,669	132,287
Acquisition related expenses	30,861	142,709
Adjusted EBITDA	$(2,672,212)	$(1,505,603)

The above table presents the reconciliation of net income (loss) to Adjusted EBITDA for the three months periods ended March 31, 2016 and 2015.

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2016	2015

Net loss	$(3,525,134)	$(1,903,723)
Adjustments to reconcile net loss to net cash	732,113	84,730
Changes in operating assets and liabilities	(2,966,707)	475,932
Net cash used in operating activities	(5,759,728)	(1,343,061)
Net cash used in investing activities	(545,684)	(2,370,792)
Net cash used in financing activities	(119,942)	-
Net decrease in cash	$(6,425,354)	$(3,713,853)

Investor Contact:
Peter Vozzo
peter.vozzo@westwicke.com
443-213-0505

Media Contact:
Inna Lazarev
Public Relations Manager
Inna.lazarev@thejoint.com